German DEG Investment Bank Partners With Chindex International, Inc.

$20 Million Financing Completes Funding Program for Growth
in Chindex’s Healthcare Network in China

BETHESDA, Maryland, January 14, 2008 -- Chindex International, Inc. (NASDAQ: CHDX - News) a leading independent American provider of Western healthcare services and products in the People’s Republic of China, today announced that it has signed a  loan agreement with DEG – Deutche Investitions – und Entwicklungsgesellschaft mbH of Frankfurt, Germany, a member of the KfW banking group, to continue expansion of the Company’s United Family Hospitals and Clinics network of private hospitals and clinics in China. The loan agreement provides for $20 million in debt financing.

The loan agreement with DEG, providing for loans in the aggregate of $20 million, will be made directly to joint venture entities, to be established in China and controlled by the Company, to undertake the construction, equipping and operation of two new hospitals and a related clinic in China. The obligations of the borrowers will be guaranteed by the Company, secured by a pledge by the Company of its equity interests in the borrowers and secured pursuant to mortgage agreements by the borrowers.

The loan agreement complements the recent $50 million investment in the Company by J.P. Morgan’s principal management investment group and a $35 million financing package with the International Finance Corporation, a member of the World Bank Group, to finance the same health care expansion program.

Roberta Lipson, Founder and CEO of the Company said,"We are excited to expand our role of introducing new models of health delivery to the quickly evolving Chinese market. With this financing we will be able to grow our health care network to meet the growing demand for our services and are delighted to welcome the partnership of DEG with our development plans for the United Family Healthcare network.”

About Chindex International, Inc.

Chindex is an American healthcare company that provides healthcare services and supplies medical capital equipment, instrumentation and products to the Chinese marketplace, including Hong Kong. It provides healthcare services through the operations of its United Family Hospitals and Clinics, a network of private primary care hospitals and affiliated ambulatory clinics in China. The Company’s hospital network currently operates in the Beijing and Shanghai metropolitan areas.  The Company sells medical products manufactured by various major multinational companies, including Siemens AG, which is the Company’s exclusive distribution partner for the sale and servicing of color doppler ultrasound systems. It also arranges financing packages for the supply of medical products to hospitals in China utilizing the export loan and loan guarantee programs of both the U.S. Export-Import Bank and the German KfW Development Bank.  With twenty-five years of experience, more than 1,000 employees, and operations in China, Hong Kong, the United States and Germany, the Company’s strategy is to expand its cross-cultural reach by providing leading edge healthcare technologies, quality products and services to Greater China's professional communities. Further company information may be found at the Company’s websites, www.chindex.com and www.unitedfamilyhospitals.com.

About DEG

DEG, member of KfW Bankengruppe (KfW banking group), is one of the largest European development finance institutions.  For more than 40 years, DEG has been financing and structuring the investments of private companies in developing and emerging market countries.  DEG invests in profitable projects that contribute to sustainable development in all sectors of the economy, from agriculture to infrastructure and manufacturing to services.  It also focuses on investments in the financial sector in order to facilitate reliable access to capital locally.  DEG’s aim is to establish and expand private enterprise structures in developing and emerging market countries, and thus create the basis for sustainable economic growth and a lasting improvement in the living conditions of the local population.

Statements made in this press release relating to plans, strategies, objectives, economic performance and trends and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the terms, conditions, covenants, requirements and limitations set forth in the documents relating to theabove financing, risks and uncertainties relating to the development to completion of the proposed two new and/or expanded hospital facilities on budget if at all and factors set forth under the heading “Risk Factors”in our annual report on Form 10-K forthe year ended March 31, 2007, updates and additions to those “Risk Factors”in our interim reports on Form 10-Q and in other documents filed by us with the Securities and Exchange Commission from time to time.  Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential”, or “continue”or similar terms or the negative of these terms.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  We have no obligation to update these forward-looking statements

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